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news release

COLUMBIA LABORATORIES REPORTS 2003 SECOND QUARTER

FINANCIAL RESULTS

Striant™ (testosterone buccal system) Received FDA Approval on June 19, 2003

Company Contacts:	James Apostolakis, Vice Chairman: (212) 588-1900 David Weinberg, Chief Financial Officer, Columbia Laboratories, Inc.: (973) 994-3999

Investor Relations:	The Trout Group: Ritu Baral, (212) 477-9007, ext. 25

For Immediate Release

August 7, 2003

LIVINGSTON, NJ—Columbia Laboratories. (AMEX: COB) today announced financial results for the second quarter and six months ended June 30, 2003. For the second quarter of 2003, the Company reported a loss of $4,366,608, or $0.12 per share, on sales of $4,919,800, as compared to a net loss of $4,855,498, or $0.14 per share, on sales of $2,455,149 in the second quarter of 2002.

Second quarter 2003 net revenues reflected a 36% increase in sales over first quarter 2003, as a result of increased sales of Prochieve™ 8% (progesterone gel), Prochieve™ 4% (progesterone gel), RepHresh™ Vaginal Gel and Advantage-S® Bioadhesive Contraceptive Gel in direct response to the Company’s targeted promotion to OB/GYNs as well as increased sales of products to marketing partners.

For the six-month period ended June 30, 2003, the net loss was $9,070,678 or $0.26 per share on sales of $8,525,346 as compared to a net loss of $8,236,441 or $0.25 per share on sales of 3,031,960 in the six months ended June 30, 2002. The 2002 second quarter and six-month results reflect one-time expenses of $3,610,511 resulting from a product recall in 2001 and a litigation settlement in 2002.

Striant™ (testosterone buccal system) was approved by FDA on June 19, 2003 and launched in early third quarter. Second quarter and six-month results do not reflect any sales of Striant, as initial shipments occurred in July, 2003.

Columbia ended the second quarter with $6.9 million in cash and in July 2003 raised $26.3 million through the sale of 2,244,783 shares of its common stock to a group of institutional investors.

“The second quarter of 2003 was a very exciting quarter for Columbia highlighted by the FDA approval of Striant™ on June 19, 2003,” said Columbia Laboratories CEO, President and Chairman Fred Wilkinson. “Based on this approval, Columbia successfully completed the expansion of its existing sales force from 55 to 135 sales professionals and trained and deployed this group behind our Women’s Healthcare product line in early July. Our expanded Columbia sales force will commence marketing Striant to endocrinologists, urologists and a select group of primary care physicians who are critical to the success of Striant in early September. Distribution, managed care and thought leader programs are already underway in support of this important product launch. We plan to leverage all the knowledge and commercial expertise behind the solid launches of our Women’s Healthcare line for the launch of Striant.”

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women’s health care and endocrinology products, including those intended to treat male hypogonadism, infertility, dysmenorrhea, endometriosis and other hormonal deficiencies. Columbia is also developing a buccal delivery system for peptides. Columbia’s products primarily utilize the company’s patented Bioadhesive Delivery System (BDS) technology. For more information, please visit www.columbialabs.com.

Columbia Laboratories is listed on AMEX Stock Market under the trading symbol “COB”.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful launch and marketing of Striant(TM), the impact of competitive products and pricing; success in obtaining acceptance and approval of new products by FDA and international regulatory agencies; competitive economic and regulatory factors in the pharmaceutical and healthcare industry, and general economic conditions, and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements.

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2003	2002	2003	2002
NET SALES	$8,525,346	$3,031,960	$4,919,800	$2,455,149

COST OF SALES	3,814,715	1,853,030	2,137,367	901,748

Gross profit	4,710,631	1,178,930	2,782,433	1,553,401

OPERATING EXPENSES:
Selling and distribution	8,541,471	836,292	4,578,865	469,242
General and administrative	2,980,288	2,275,516	1,552,472	1,091,586
Research and development	1,589,998	2,317,629	658,887	1,079,264
Litigation settlement expense	—	3,960,000	—	3,960,000
Product recall costs	—	(449,489)	—	(449,489)

Total operating expenses	13,111,757	8,939,948	6,790,224	6,150,603

Loss from operations	(8,401,126)	(7,761,018)	(4,007,791)	(4,597,202)

OTHER INCOME (EXPENSE):
Interest income	11,448	21,689	2,459	11,192
Interest expense	(725,215)	(405,998)	(355,532)	(217,159)
Other, net	44,215	(91,114)	(5,744)	(52,329)

	(669,552)	(475,423)	(358,817)	(258,296)

Net loss	$(9,070,678)	$(8,236,441)	$(4,366,608)	$(4,855,498)

NET LOSS PER COMMON SHARE—BASIC AND DILUTED	$(0.26)	$(0.25)	$(0.12)	$(0.14)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	35,619,030	33,498,703	35,782,522	34,034,705

	June 30, 2003	Dec. 31, 2002
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$6,908,362	$5,018,365
Working capital	6,505,753	4,717,320
Total assets	16,729,455	12,766,307
Convertible subordinated note payable	10,000,000	10,000,000
Stockholders’ equity (deficiency)	(13,674,479)	(8,394,943)